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                                                                   EXHIBIT 10.20

(CNA Logo)

CNA PLAZA  CHICAGO  IL  60685--0001                 JAMES R. LEWIS
                                                    President & CEO
                                                    CNA Property & Casualty
                                                    Operations
                                                    Telephone   312-822-2117
                                                    Facsimile   312-817-1403
                                                    Internet james.lewis@cna.com

December 19, 2002


Ms. Enid Tanenhaus


Dear Enid:

Because of your value to the Company as a whole, I am pleased to offer you a special deferral bonus of $150,000 to be paid as follows: the first payment, $50,000 less applicable withholding taxes, will be paid in the next payroll period following you signing the agreement. Each of the two subsequent payments will be made in August of 2003 and 2004. This special deferral bonus will be subject to the following conditions:

1. If the Company terminates you involuntarily for Convenience prior to August 2005, it will pay you the unpaid portion of the special bonus immediately following the termination. In return you agree to abide by the Covenants from the date of your termination of employment with the Company. (All capitalized terms are defined on Attachment A.)

2. If the Company terminates your employment involuntarily for Performance prior to August, 2005, it will not pay you any portion of the special bonuses remaining unpaid at the time of termination, and you agree to be bound by the Covenants from the date of your termination of employment with the Company.

3. If you decide to terminate your employment voluntarily with the Company prior to August, 2005, or if you are terminated involuntarily for Cause, the Company will not pay you any portion of the special bonuses remaining unpaid at the time of termination, and you agree to repay the gross amount of any deferral bonus amounts already paid to you within the 12 month period prior to your termination date. You also agree to be bound by the Covenants following the date of your termination of employment with the Company.

Any payment made under the terms of this letter will require that you agree to and sign a General Release and Settlement Agreement provided by the Company.

All other terms and conditions of your current employment with Company shall remain in effect. Neither this document nor any other Company procedures and communications are intended to be interpreted as a promise or guarantee of future or continued employment. Nothing in this letter shall detract from your right (and the Company's right) to end the employment relationship at any time.

Very truly yours,

James R. Lewis

Agreed:


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Enid Tanenhaus                                                         Date



Attachment A


                                   DEFINITIONS



CAUSE - i) you engage in any conduct which the Chief Executive Officer of the Company's insurance subsidiaries (the "CEO") reasonably determines to be fraudulent, is a substantial breach of any material provision of this letter, constitutes willful malfeasance or gross negligence, or is inconsistent with the dignity and character of an executive of the Company; or ii) you violate in a material manner the rules of professional conduct or human resource policies of the Company.

COMPANY - Continental Casualty Company, its parents, subsidiaries or affiliates, including Western Surety Company.

CONVENIENCE - termination of your employment for a reason other than death, disability, Cause, Performance, or due to your voluntary termination of employment.

PERFORMANCE - A performance rating level of 4 any time (or equivalent if the Company's performance rating changes), as determined by your management.

COVENANTS -

i) for 12 months after the date of your termination from the Company, not to solicit, hire or aid anyone else in soliciting or hiring anyone who was employed by the Company during the last year prior to your termination from the Company,

ii) to agree to be bound by the attached Confidentiality, Computer Responsibility and Professional Certification Agreement that you acknowledge that you have read and signed and,

iii) to assist the Company, at the Company's expense, with any pending or threatened claims or other legal matters by or against the Company on matters in which you were involved during your employment with the Company for 24 months and, unless precluded by law, to inform the Company promptly if you are requested to assist or to participate in any legal matter against the Company.

iv) for 12 months following termination of employment to not interfere or attempt to interfere with any business relationship or agreement between either the Company or an Affiliate and any other person or entity including but not limited to customers, agents, suppliers, vendors, contractors, employees and business partners.